EXHIBIT (m)


                     THE KELMOORE STRATEGY(R) VARIABLE TRUST

                    DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

              APPROVED JULY 28, 2000 AND AMENDED FEBRUARY 15, 2005

The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Board of Trustees of The Kelmoore Strategy(R) Variable Trust (the "Trust"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. This Plan shall apply to each of its separate series, Kelmoore Strategy(R) Variable Fund and Kelmoore Strategy(R) Variable Eagle Fund and to any other separate series (each, a "Fund") of the Trust as set forth in Exhibit A as supplemented from time to time.

Shares of the Funds may from time to time be offered to insurance companies (each, an "Insurance Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts"), as well as to qualified benefit plans ("Retirement Plans").

The Trust has entered into a Distribution Agreement with Kelmoore Investment Company, Inc. (the "Distributor"). Pursuant to the Distribution Agreement, the Distributor will serve as the distributor of the Trust's shares and each Fund participating in this Plan may pay the Distributor for reimbursement, or for remittance to an Insurance Company or any affiliate thereof ("Recipient") as reimbursement for various costs incurred or payment in connection with the indirect distribution of shares of that Fund.

SECTION 1.        ANNUAL FEE.

     The Trust, on behalf of a Fund, may make payments quarterly to the Distributor for reimbursement, or for remittance to a Recipient, in order to pay or reimburse such Recipient for Eligible Expenses (as defined below) incurred or paid (as the case may be) by the Distributor or such Recipient, as the case may be, provided that no such payment shall be made with respect to any quarterly period in excess of an amount determined for such period at the annual rate of 0.25% (1/4 of 1%) of the average daily net assets of such Fund attributable to an Insurance Company's Variable Contract owners during that quarterly period.

SECTION 2.        EXPENSES COVERED BY THE PLAN.

     Expenses payable pursuant to this Plan ("Eligible Expenses") may include, but are not necessarily limited, to costs:

    (a) of printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective Variable Contract owners;

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    (b)       relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trust and its Funds and including materials intended for use within an Insurance Company, or for broker-dealer only use or retail use;

    (c) of holding seminars and sales meetings designed to promote Trust shares;

    (d) of obtaining information and providing explanations to Variable Contract owners regarding the Funds' investment objectives and policies and other information about the Trust and the Funds, including the performance of the Funds;

    (e)       of training sales personnel regarding the Trust;

    (f) of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trust;

    (g) of personal service and/or maintenance of Variable Contract owner accounts with respect to Trust shares attributable to such accounts; and

    (h) of financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of the Funds' shares.

SECTION 3.        DISTRIBUTION EXPENSES IN EXCESS OF FEE.

     All Eligible Expenses in excess of the fee rates provided for in this Plan may be carried forward and resubmitted in a subsequent fiscal year provided that (i) Eligible Expenses cannot be carried forward for more than three years following initial submission; and (ii) the Disinterested Trustees determine at the time of initial submission that the Eligible Expenses are appropriate to be reimbursed. Eligible Expenses will be paid on a first-in, first-out basis.

SECTION 4.        WRITTEN REPORTS.

     On a quarterly basis, the Distributor shall submit to the Board of Trustees for its review, a written report complying with Rule 12b-1 under the Act describing the amount of the Eligible Expenses and the purposes of those Eligible Expenses with respect to such Fund incurred or paid by the Distributor and each Recipient since the late of the effective date of this Plan or the previous period for which payments hereunder have been made by that Fund. In the event that amounts of Eligible Expenses are not specifically attributable to the distribution of shares of any particular Fund, the Distributor may allocate Eligible Expenses among the Funds based upon the ratio of the average daily net assets of each such Fund during the previous period to the aggregate daily net assets of all such Funds for such period; provided, however, that any such allocation may be subject to such adjustments as the Distributor shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be reported to the Trustees.

SECTION 5.        TERMINATION.

     The Plan may be terminated as to a Fund at any time, without penalty, by a vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of that Fund. Any agreement related to this Plan with respect to a Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or

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     by vote of a majority of the outstanding shares of that Fund, on not more than sixty (60) days' written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Eligible Expenses.

SECTION 6.        AMENDMENTS.

     The Plan may not be amended to increase materially the amount that may be spent for distribution by a Fund without the approval of a majority of the outstanding voting securities of that Fund. All material amendments to the Plan and any related distribution agreement shall be approved by the Board of Trustees, including the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment. The Trustees also may interpret this Plan and make all determinations necessary or advisable for its administration and expense allocations.

SECTION 7.        SELECTION OF INDEPENDENT TRUSTEES.

     So long as the Plan is in effect, the selection and nomination of the Trust's Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees then in office.

SECTION 8.        EFFECTIVE DATE OF PLAN.

     The Plan shall take effect as of the date first written above and, unless sooner terminated, shall continue in effect for as long as such continuance is specifically approved by the Board of Trustees of the Trust and the Disinterested Trustees at least annually, cast in person at a meeting called for the purpose of voting on such continuance.

SECTION 9.        PRESERVATION OF MATERIALS.

     The Trust will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years (the first two years in an easily accessible place) from the date of those documents, or for such other periods as may be required by applicable law.

SECTION 10.       MEANINGS OF CERTAIN TERMS.

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission. When voting on the approval, termination or amendment of this Plan, or with respect to an agreement related to this Plan, shareholders of the applicable Fund or Funds shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of an Insurance Company.

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                                                                       EXHIBIT A

              SERIES OF THE THE KELMOORE STRATEGY(R) VARIABLE TRUST

                       Kelmoore Strategy(R) Variable FunD

                    Kelmoore Strategy(R) Variable Eagle FunD








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